Exhibit 16.1

KPMG LLP
345 Park Avenue
New York, NY 10154-0102

April 4, 2019

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Hudson Global, Inc. and, under the date of March 8, 2019, we reported on the consolidated financial statements of Hudson Global, Inc. as of and for the years ended December 31, 2018 and 2017. On April 1, 2019, we were dismissed. We have read Hudson Global, Inc.’s statements included under Item 4.01 of its Form 8-K dated April 4, 2019, and we agree with such statements.

Very truly yours,